sale and CONTRIBUTION AGREEMENT
This sale and CONTRIBUTION AGREEMENT, dated as of January 29, 2021 (the “Agreement”), is made between CREDIT ACCEPTANCE CORPORATION, a Michigan corporation (“CAC”), and CREDIT ACCEPTANCE FUNDING LLC 2021-1, a Delaware limited liability company (“Funding”).
Funding desires to acquire from time to time certain Loans and related rights and collateral, including certain of CAC’s rights in any related Dealer Agreements and Purchase Agreements, all of the related Contracts, and the Collections (other than Dealer Collections) derived therefrom during the full term of this Agreement, and CAC desires to transfer, convey and assign from time to time such Loans and related property to Funding upon the terms and conditions hereinafter set forth. CAC has also agreed to service the Loans and related property to be transferred, conveyed and assigned to Funding.
In consideration of the premises and the mutual agreements set forth herein, it is hereby agreed by and between CAC and Funding as follows:
ARTICLE I

DEFINITIONS
SECTION 1.1Definitions. Capitalized terms used herein shall have the respective meanings specified herein or, if not so specified, the respective meanings specified in, or incorporated by reference into the Loan and Security Agreement and shall include in the singular number the plural and in the plural number the singular:
“Assignment” means an Assignment, substantially in the form of Exhibit B hereto, executed by CAC and Funding.
“Conveyed Property” means the Initial Conveyed Property and the Subsequent Conveyed Property.
“Initial Conveyed Property” means (i) the Loans listed on Exhibit A hereto delivered to the Servicer, the Collateral Agent and the Backup Servicer on the Initial Funding Date, and in any event, all Loans identified by the loan numbers and contract origination dates on Exhibit A hereto, and (ii) all Related Security with respect thereto.
“Initial Funding Date” means January 29, 2021.
“Loan and Security Agreement” means the Loan and Security Agreement dated as of January 29, 2021, by and among Funding, CAC, Fifth Third Bank, National Association, as the Deal Agent and as the Collateral Agent, Fifth Third Bank, National Association, as Lender, the other Lenders from time to time party thereto, and Systems & Services Technologies, Inc., as the Backup Servicer, as such agreement may be amended, modified or supplemented from time to time.
1978105-NYCSR03A - MSW

“Related Security” means, with respect to any Loan, all of CAC’s interest in:
(i)the Dealer Agreements (other than Excluded Dealer Agreement Rights, but including CAC’s rights to service the Loans and the related Contracts and receive the related collection fee and receive reimbursement of certain repossession and recovery expenses, in accordance with the terms of the Dealer Agreements) and Contracts securing payment of such Loan;
(ii)all security interests or liens purporting to secure payment of such Loan, whether pursuant to such Loan, the related Dealer Agreement or otherwise, together with all financing statements signed by the related Obligor describing any collateral securing such Loan and all other property obtained upon foreclosure of any security interest securing payment of such Loan or any related Contract;
(iii)all guarantees, insurance (including insurance insuring the priority of perfection of any lien) or other agreements or arrangements of any kind from time to time supporting or securing payment of each Contract whether pursuant to such Contract or otherwise, including any of the foregoing relating to any Contract securing payment of such Loan;
(iv)all of CAC’s interests in all Records, documents and writing evidencing or related to such Loan;
(v)all Collections (other than Dealer Collections), the Collection Account, the Reserve Account, and all amounts on deposit therein and investments thereof; and
(vi)the Proceeds of each of the foregoing.
For the avoidance of doubt, the term “Related Security” with respect to any Dealer Loan includes all rights arising under such Dealer Loan which rights are attributable to advances made under such Dealer Loan as the result of such Dealer Loan being secured by an Open Pool on the date such Dealer Loan was sold and Dealer Loan Contracts being added to such Open Pool.
“Subsequent Conveyed Property” means, with respect to any Addition Date and/or date of a Dealer Collections Purchase, (i) the Loans added to Exhibit A hereto as of such date (including all rights of CAC under any Dealer Collections Purchase Agreement and any Purchased Loans and Related Security arising thereunder), which Loans are identified in the related Assignment and in the related computer file delivered by CAC in connection therewith pursuant to Section 2.1(h), and (ii) all Related Security with respect thereto.
SECTION 1.2Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC, and not specifically defined herein, are used herein as defined in such Article 9.
SECTION 1.3Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word

“from” means “from and including” and the words “to” and “until” each means “to but excluding.”
ARTICLE II

CONTRIBUTION AND SERVICING OF LOANS
SECTION 2.1Contribution and Sale of Loans. (a) In consideration of the payments described in Section 3.1, effective as of the Initial Funding Date, CAC shall and hereby does convey, assign, sell, contribute and transfer to Funding without recourse, except as set forth herein, and Funding shall and hereby does accept and purchase, all of CAC’s right, title and interest in, to and under (whether now owned or hereafter acquired or arising and wherever located) the Initial Conveyed Property.
(b)CAC hereby further agrees that on each Addition Date during the Revolving Period on which it decides to transfer additional Loans to Funding and the date of each Dealer Collections Purchase, in consideration of the payment described in Article III with respect to such date, CAC shall, and CAC hereby does agree to, convey, assign, sell, contribute and transfer to Funding without recourse, except as set forth herein, and Funding shall and hereby does agree to accept and purchase, all of CAC’s right, title and interest in, to and under (whether now owned or hereafter acquired or arising and wherever located) the Subsequent Conveyed Property with respect to such date.
(c)CAC hereby further agrees that the above-described conveyances shall, without the need for any further action on the part of CAC or Funding, include (i) all rights arising under any Dealer Loan included in the Initial Conveyed Property or Subsequent Conveyed Property which rights are attributable to advances made under such Dealer Loan as the result of such Dealer Loan being secured by an Open Pool on the date such Dealer Loan was sold and additional Dealer Loan Contracts being added to such Open Pool and (ii) all rights arising under any Dealer Collections Purchase Agreement, including any Purchased Loans and Related Security arising thereunder.
(d)Each such contribution, sale, assignment, transfer and conveyance does not constitute an assumption by Funding of any obligations of CAC or any other Person to Obligors or to any other Person in connection with the Loans or under any Contract, Dealer Agreement, Purchase Agreement or other agreement and instrument relating to the Loans.
(e)In connection with any such foregoing conveyance, CAC agrees to record and file on or prior to the Initial Funding Date, at its own expense, a financing statement or statements (and authorizes the filing of any continuation statements with respect thereto) with respect to the Conveyed Property conveyed by CAC hereunder meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect the interests of Funding created hereby, and to deliver either the originals of such financing statements or a file-stamped copy of such financing statements or other evidence of such filings to Funding on or before the Initial Funding Date.

(f)CAC agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents and take all actions as may be necessary or as Funding may reasonably request in order to perfect or protect the interest of Funding in the Loans and other Conveyed Property purchased hereunder or to enable Funding to exercise or enforce any of its rights hereunder. CAC shall, upon request of Funding, obtain such additional search reports as Funding shall request. To the fullest extent permitted by applicable law, Funding shall be and hereby is authorized and permitted to file continuation statements and amendments to financing statements and assignments thereof to preserve and protect its right, title and interest in, to and under the Conveyed Property.
(g)It is the express intent of CAC and Funding that the conveyance of the Loans and other Conveyed Property by CAC to Funding pursuant to this Agreement be construed as an absolute sale and conveyance of all CAC’s right, title and interest in, to and under such Loans and other Conveyed Property by CAC to Funding and that CAC relinquishes control over, and all right, title and interest (legal or equitable) in, to and under, any such Loan or other Conveyed Property immediately upon the transfer of each such Conveyed Property under this Agreement; except that, for the avoidance of doubt, CAC may effect a Dealer Collections Purchase from time to time and CAC in its capacity as Servicer will continue to service the Conveyed Property, in each case, in accordance with the terms of this Agreement and the Loan and Security Agreement. Further, it is not the intention of CAC and Funding that such conveyance be deemed a grant of a security interest in the Loans and other Conveyed Property by CAC to Funding in the nature of a consensual lien securing an obligation. However, notwithstanding the express intent of the parties, if and to the extent the Loans or other Conveyed Property are construed to constitute property of CAC, then (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the UCC as enacted in the State of New York and any other applicable jurisdiction; and (ii) the conveyance by CAC provided for in this Agreement shall be deemed to be, and CAC hereby grants to Funding, a security interest in, to and under all of CAC’s right, title and interest in, to and under the Conveyed Property, to secure the obligations of CAC set forth in this Agreement. CAC and Funding shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create such a security interest in the Loans and other Conveyed Property, such security interest would be a perfected security interest in favor of Funding under applicable law and will be maintained as such throughout the term of this Agreement and until the earlier of such time as Funding shall have received all Collections (or CAC shall have purchased the Loans and other Conveyed Property).
(h)In connection with such conveyance, CAC agrees to deliver to Funding on the Initial Funding Date and each Addition Date on which Subsequent Conveyed Property is conveyed by CAC to Funding, as the case may be, an Assignment executed by CAC and one or more computer files containing true and complete lists of all Loans conveyed to Funding on the Initial Funding Date and each Addition Date, and all Contracts securing or evidencing all such Loans, identified by, account number, original contract date and, as applicable dealer number and pool number as of the end of the Collection Period immediately preceding the Addition Date. Such file or list shall be marked as Exhibit A to this Agreement, shall be delivered to Funding as confidential and proprietary, and is hereby incorporated into and made a part of this Agreement.

Such list and such Exhibit A shall be supplemented and updated on each Addition Date in the Revolving Period to include all Conveyed Property conveyed on each such Addition Date so that, on each such date, Funding will have an aggregate list constituting Exhibit A that describes all Loans conveyed by CAC to Funding hereunder on or prior to such Addition Date. Such updated Exhibit A shall be deemed to replace any existing Exhibit A as of such Addition Date. Furthermore, CAC agrees to supplement and update Exhibit A by delivering to Funding a copy of the related list delivered pursuant to Section 6.15(c) of the Loan and Security Agreement, identifying the Purchased Loan Contracts and related Subsequent Conveyed Property identified therein arising from a Dealer Collections Purchase. For the avoidance of doubt, any deletions or omissions from Exhibit A shall not be effective except upon the satisfaction of the conditions precedent in Section 3.2 of the Loan and Security Agreement and/or upon compliance with the procedures and requirements of Section 4.5 or Section 9.2 of the Loan and Security Agreement or Section 6.1 of this Agreement.
(i)CAC will reflect the transactions described in paragraphs (a) and (b) of this Section 2.1 on its internal non-consolidated financial statements and on any applicable non-consolidated state tax returns as a sale or other absolute transfer or contribution of the Loans from CAC to Funding, even though CAC will reflect this transaction on its consolidated financial statements as an “on-balance sheet” item in accordance with generally accepted accounting principles. CAC will present the data in its consolidated financial statements with an accompanying footnote describing Funding’s separate existence and stating that such item is a sale or absolute transfer or contribution of the Loans and is non-recourse to CAC.
SECTION 2.2Servicing of Loans. The servicing, administering and collection of the Loans shall be conducted by the Servicer then authorized to act as such under the Loan and Security Agreement.
ARTICLE III

CONSIDERATION AND PAYMENT; LOANS
SECTION 3.1Consideration. The consideration for the Loans and other Conveyed Property conveyed on the Initial Funding Date to Funding by CAC under this Agreement shall be an amount equal to (i) the net cash proceeds of each loan to Funding under the Loan and Security Agreement used by Funding to purchase the Loans and other Conveyed Property conveyed on the Initial Funding Date, plus (ii) the value attributable to CAC’s sole membership interest in Funding (which constitutes and will constitute all of the equity interests issued by Funding) as a result of the conveyance of such Loans and other Conveyed Property. Thereafter, on each Addition Date in the Revolving Period, the consideration for the Loans and other Conveyed Property conveyed on such Addition Date will equal the Outstanding Balance of the Loans conveyed as in effect as of such Addition Date. Such consideration shall be payable (i) in cash to the extent Funding has cash available therefor and such cash payment is not prohibited by the terms of the Loan and Security Agreement, plus, if applicable, (ii) an increase in the value attributable to CAC’s sole membership interest in Funding (which constitutes and will constitute all of the equity interests issued by Funding) as a result of the conveyance of such Loans and other Conveyed Property. On the date of each Dealer Collections Purchase, the consideration for the Purchased Loans arising under the related Dealer Collections Purchase Agreement and other related Subsequent Conveyed Property will be an increase in the value attributable to CAC’s sole membership interest in Funding (which constitutes and will constitute all of the equity interests issued by Funding) as a result of the conveyance of such Purchased Loans and other related Subsequent Conveyed Property and the extinguishment of the Dealer Loans subject to such Dealer Collections Purchase Agreement.
SECTION 3.1Dealer Collections Purchases. During its ordinary course of business in managing its serviced portfolio of dealer loans (and not based on the poor credit quality of particular dealer loans), CAC may from time to time agree to enter into agreements (each a “Dealer Collections Purchase Agreement”) with Dealers, pursuant to which the applicable Dealer agrees to sell and assign to CAC all of its rights, interests and entitlement in and to one or more Pools of Dealer Loan Contracts securing the related Dealer Loans, including such Dealer’s ownership interest in such Dealer Loan Contracts and rights to receive the related Dealer Collections (a “Dealer Collections Purchase”). On the date of each Dealer Collections Purchase, CAC will pay the applicable Dealer under a Dealer Collections Purchase Agreement the applicable purchase price specified therein (the “Dealer Collections Purchase Price”). Upon such payment, the related Dealer Loans (including the rights to the related Dealer Collections thereunder) shall be deemed to have been satisfied and, pursuant to Section 2.1(b) of this Agreement, the Dealer Loan Contracts previously securing such Dealer Loans shall be automatically and immediately assigned by CAC to Funding as Purchased Loan Contracts, and the loans thereunder shall be deemed Purchased Loans for all purposes of this Agreement. Funding agrees to accept the assignment of the Purchased Loans and Purchased Loan Contracts arising from the satisfaction of a Dealer Loan resulting from a Dealer Collections Purchase by CAC in satisfaction of such Dealer Loan secured by the related Dealer Loan Contracts. The consideration for the conveyance from CAC to Funding of the Purchased Loan Contracts and Purchased Loans arising under the related Dealer Collections Purchase Agreement and other related Subsequent Conveyed Property will be (i) the satisfaction of the Dealer Loans previously secured by such Purchased Loan Contracts as provided herein, plus (ii) an increase in the value of CAC’s membership interest in Funding (which constitutes and will constitute all of the equity interests issued by Funding) that results from such conveyance.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
SECTION 4.1Representations and Warranties. CAC represents and warrants to Funding as of the Closing Date, the Initial Funding Date and each Addition Date during the Revolving Period, that:
(a)Organization and Good Standing. CAC is duly organized and is validly existing as a corporation in good standing under the laws of the State of Michigan, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, and has and had at all relevant times, full power, authority, and legal right to acquire, own, sell, and service the Loans and the related Contracts, and to perform its obligations under the Transaction Documents to which it is a party.
(b)Due Qualification. CAC is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary material licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business, including the servicing of the Loans and the related Contracts as required by this Agreement, requires such qualifications except where such failure will not have a Material Adverse Effect.
(c)Power and Authority. CAC has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to carry out their respective terms; and the execution, delivery, and performance of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by CAC by all necessary corporate action.
(d)Valid Sale; Binding Obligations. This Agreement evidences a valid sale, transfer, and assignment of the Conveyed Property enforceable against creditors of and purchasers from CAC; and this Agreement and the other Transaction Documents to which CAC is a party constitute legal, valid and binding obligations of CAC enforceable in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ or secured creditors’ rights generally and to general principles of equity.
(e)No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the Articles of Incorporation or by-laws of CAC, or any indenture, agreement, or other instrument to which CAC is a party or by which it is or may be bound; nor result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement (other than this Agreement), or other instrument; or violate any law or, to the best of CAC’s knowledge, any order, rule, or regulation applicable to CAC of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over CAC or its properties.
(f)No Proceedings. There are no proceedings or investigations pending, or to CAC’s best knowledge threatened, before any court, regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over CAC or its properties: A) asserting the invalidity of this Agreement or any other Transaction Document to which it is a party; B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which it is a party; or C) seeking any determination or ruling that might materially and adversely affect the performance by CAC of its obligations under, or the validity or enforceability of, this Agreement, or any other Transaction Document to which it is a party.

(g)Solvency; Fraudulent Conveyance. CAC is solvent, is able to pay its debts as they become due and will not be rendered insolvent by the transactions contemplated by the Transaction Documents and, after giving effect thereto, will not be left with an unreasonably small amount of capital with which to engage in its business. CAC does not intend to incur, nor does it believe that it has incurred, debts beyond its ability to pay such debts as they mature. CAC does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official for any of its assets. The amount of consideration being received by CAC upon the sale or other absolute transfer of the Conveyed Property to Funding constitutes reasonably equivalent value and fair consideration for the Conveyed Property. CAC is not transferring the Conveyed Property to Funding with any intent to hinder, delay or defraud any of its creditors.
(h)Security Interest. As of the Initial Funding Date, CAC has granted a security interest (as defined in the UCC as enacted in the State of New York) to Funding in the Conveyed Property, which is enforceable in accordance with Applicable Law upon the Initial Funding Date. Upon the filing of UCC financing statements naming Funding as secured party and CAC as debtor, Funding shall have a first priority perfected security interest in the Conveyed Property. All filings (including, without limitation, UCC filings) as are necessary in any jurisdiction to perfect the interest of Funding in the Conveyed Property have been made.
(i)Contribution Agreement. This Agreement is the only agreement pursuant to which Funding purchases Loans from CAC.
(j)Perfection. As of the Initial Funding Date, CAC will be the owner of all of the Loans and the other Conveyed Property, free and clear of all Liens. On or prior to the date of each contribution of Loans and the other Conveyed Property to Funding pursuant to this Agreement, all financing statements and other documents required to be recorded or filed in order to perfect and protect the ownership interest of Funding in and to the Loans and the other Conveyed Property against all creditors of and purchasers from CAC will have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.
(k)Taxes. CAC has filed on or before their respective due dates, all tax returns which are required to be filed in any jurisdiction or has obtained extensions for filing such tax returns and has paid all material taxes, assessments, fees and other governmental charges against CAC or any of its properties, income or franchises, to the extent that such taxes have become due, other than any taxes or assessments, the validity of which are being contested in good faith by appropriate proceedings and with respect to which adequate provision has been made on the books of CAC as may be required by GAAP. To the best knowledge of CAC, all such tax returns were true and correct in all material respects and CAC knows of no proposed material additional tax assessment against it nor any basis therefor. Any taxes, assessments, fees and other governmental charges payable by CAC in connection with the execution and delivery of the Transaction Documents have been paid or shall have been paid at or prior to the Closing Date.
(l)Place of Business. The principal place of business and chief executive office (and “location” for purposes of the applicable UCC) of CAC is in Southfield, Michigan, and the office where CAC keeps all of its Records (other than the Certificates of Title) is at the address listed in Section 8.3, and the office where CAC keeps all of the Certificates of Title is at 25300-25330 Telegraph Road, Southfield, Michigan 48033, or, in each case, such other locations notified to Funding and the Deal Agent in accordance with this Agreement in jurisdictions where all action required by the terms of this Agreement has been taken and completed; provided that the Servicer may temporarily (or permanently, in the case of a Loan or Contract that is repurchased, liquidated or paid in full) move or transfer to an agent of the Servicer individual Contract Files or Records, or any portion thereof without notice as necessary to allow the Servicer to conduct collection and other servicing activities in accordance with its customary practices and procedures.
(m)Tradenames, Etc. As of the date hereof CAC has not, within the last five (5) years, operated under any tradenames other than its corporate name, nor has it changed its name, merged with or into or consolidated with any other corporation or been the subject of any proceeding under Title 11, United States Code (Bankruptcy).
(n)Collections and Servicing. Since September 30, 2020, there has been no material adverse change in the ability of the Servicer to service and collect the Loans.
(o)Not an Investment Company. CAC is not, and is not controlled by, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or each is exempt from all provisions of such Act.
(p)ERISA. CAC is in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended.
(q)Bulk Sales. No transaction contemplated by this Agreement requires compliance with any bulk sales act or similar law.
(r)Preference; Voidability. The transfer of the Conveyed Property by CAC to Funding hereunder was not made for or on account of an antecedent debt owed by Funding to CAC, or by CAC to Funding, and such transfer is not voidable under any Section of the Bankruptcy Code.
(s)Use of Proceeds. No proceeds of any sale of Conveyed Property will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.
SECTION 4.2Representations and Warranties by CAC Relating to the Loans and the Related Contracts. CAC represents and warrants to Funding as of the Closing Date, the Initial Funding Date and each Addition Date during the Revolving Period with respect to the Subsequent Conveyed Property sold to Funding on such date, that:

(a)Eligibility of Loans. Each Loan classified as an “Eligible Dealer Loan” (or included in any aggregation of balances of “Eligible Dealer Loans”) or as an “Eligible Purchased Loan” (or included in any aggregation of balances of “Eligible Purchased Loans”) by CAC in any document or report delivered hereunder or under the Loan and Security Agreement, at the time of such representation, or at the time of such calculation, as applicable, in fact satisfied the requirements contained in the definition of Eligible Dealer Loan or Eligible Purchased Loan, as applicable, on the date such Loan was conveyed or pledged to Funding.
(b)Eligibility of Contracts. Each Contract classified as an “Eligible Dealer Loan Contract” or “Eligible Purchased Loan Contract” (or included in any aggregation of balances of “Eligible Dealer Loan Contracts” or “Eligible Purchased Loan Contracts”) by CAC in any document or report delivered hereunder or under the Loan and Security Agreement, at the time of such representation, or at the time of such calculation, as applicable, in fact satisfied the requirements contained in the definition of Eligible Dealer Loan Contract or Eligible Purchased Loan Contract on the date such Contract was conveyed or pledged to Funding.
(c)Accuracy of Information. All information with respect to the Loans and other Conveyed Property provided to Funding hereunder by CAC was true and correct in all material respects as of the date such information was provided to Funding (or such earlier time as specifically set forth in such information) and did not omit to state any material facts necessary to make the statements contained therein not misleading.
(d)Good Title. Upon the sale and/or contribution of the Loans and related property to Funding pursuant to this Agreement, Funding shall acquire all of CAC’s ownership and other interest in each Loan, and in the Related Security, Collections and proceeds with respect thereto, in each case free and clear of any Lien.
(e)No Consents. With respect to each Loan and the other Conveyed Property, all material consents, licenses, approvals or authorizations of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by CAC, in connection with the transfer of such Conveyed Property to Funding have been duly obtained, effected or given and are in full force and effect.
(f)Exhibit A. Upon delivery, Exhibit A to this Agreement, which may be supplemented and updated from time to time, will be an accurate and complete listing in all material respects of all Loans that have been sold to Funding hereunder, and the information contained therein is and will be true and correct in all material respects as of such date.
(g)Chattel Paper. Each Contract and Purchased Loan constitutes tangible or electronic chattel paper.
(h)Adverse Selection. No selection procedure believed by CAC to be materially adverse to the interests of Funding has been or will be used in selecting the Loans, Dealer Agreements or Contracts; provided that for the avoidance of doubt, during the Revolving Period, CAC in its sole discretion may elect to sell to Funding Dealer Loans secured by either Open Pools or Closed Pools.

SECTION 4.1Reaffirmation of Representations and Warranties by CAC; Notice of Breach. The representations and warranties set forth in Section 4.1 and Section 4.2 shall survive the conveyance of the Loans to Funding, and termination of the rights and obligations of Funding and CAC under this Agreement. Upon discovery by Funding or CAC of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other within three Business Days of such discovery.
ARTICLE V

COVENANTS OF CAC
SECTION 5.1Affirmative Covenants. So long as this Agreement is in effect, and until all Loans which have been conveyed to Funding pursuant hereto shall have been paid in full or written-off as uncollectible, and all amounts owed by CAC pursuant to this Agreement have been paid in full, unless Funding and the Deal Agent otherwise consent in writing, CAC hereby covenants and agrees as follows:
(a)Preservation of Corporate Existence. CAC will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect on the Conveyed Property. CAC will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and CAC will maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
(b)Compliance with Laws. CAC will comply in all material respects with all Applicable Laws.
(c)Furnishing of Information and Inspection of Records. CAC will furnish to Funding from time to time such information with respect to the Loans as Funding may reasonably request, including, without limitation, listings identifying the Obligor and the Outstanding Balance for each Loan. CAC will at any time and from time to time during regular business hours permit Funding, or its agents or representatives, (i) to examine and make copies of and abstracts from all Records and (ii) to visit the offices and properties of CAC for the purpose of examining such Records, and to discuss matters relating to Loans or CAC’s performance hereunder with any of the officers, directors, employees or independent public accountants of CAC having knowledge of such matters.
(d)Keeping of Records and Books of Account. CAC will maintain and implement administrative and operating procedures (including without limitation, an ability to recreate records evidencing the Loans and the Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Loans.

(e)Performance and Compliance with Dealer Agreements and Purchase Agreements. CAC, at its expense, will timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Loans, Dealer Agreements, Purchase Agreements and Contracts, and all other agreements related thereto in all material respects.
(f)Credit and Collection Policies. As long as it is the Servicer, CAC will comply in all material respects with the Credit Guidelines and the Collection Guidelines or otherwise as required by Applicable Law in regard to each Loan and any related Dealer Agreement.
(g)Collections Received. CAC shall hold in trust, and deposit to the Collection Account, not later than the close of business on the second Business Day following the Date of receipt, all Collections received from time to time by CAC or the Servicer.
(h)Sale Treatment. CAC agrees to treat the conveyance of the Conveyed Property made pursuant to this Agreement for all purposes (including, without limitation, tax and financial accounting purposes) as an absolute sale and/or contribution and, to the extent any such reporting is required, shall report the transactions contemplated by this Agreement on all relevant books, records, tax returns, financial statements and other applicable documents as a complete disposition of the Conveyed Property to Funding. In addition, the computer records storing essential information on the Loans and similar assets of CAC will reflect clearly CAC’s absolute sale of the Conveyed Property to Funding. If at any time CAC proposes to sell, grant a security interest in or otherwise transfer any interest in the Loans and Contracts, it will give to the prospective purchaser, lender or other transferee computer tapes, records or printouts that, if they refer to the Conveyed Property, clearly reflect that the Conveyed Property has been sold and is held by Funding and that an interest therein is held by the Collateral Agent for the benefit of the Secured Parties.
(i)ERISA. CAC will promptly give Funding written notice upon becoming aware that CAC is not in compliance in all material respects with ERISA or that any ERISA lien on any of the Loans exists.
(j)Preservation of Security Interest. CAC will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and perfect the security interest of Funding in, to and under the Conveyed Property. CAC will maintain possession of the Dealer Agreements, Purchase Agreements and the Contract Files and Records (or with respect to any Contract constituting electronic chattel paper, will maintain “control” (within the meaning of Section 9-105 of the UCC) of the Authoritative Electronic Copy thereof), as custodian for the Collateral Agent, as set forth in Section 6.2(c) of the Loan and Security Agreement. CAC, as Servicer, will comply with its covenants under Section 5.4(d) of the Loan and Security Agreement.
(k)Separateness. CAC will take such actions that are required on its part to be performed to cause (i) Funding to be in compliance, at all relevant times, with Section 5.2(o) of the Loan and Security Agreement, and (ii) all factual assumptions set forth in the most recent opinion letters delivered by Skadden, Arps, Slate, Meagher & Flom LLP to the Collateral Agent with respect to certain bankruptcy matters to remain true at all relevant times.

(l)Notice to Potential Purchasers. At all times before the termination of this Agreement, if a third party, including a potential purchaser of the Loans, inquires, CAC will promptly reply that (i) CAC has sold the Loans to Funding; (ii) Funding has granted a security interest therein to the Collateral Agent for the benefit of the Lenders; and (iii) CAC will not claim any ownership interest in the Loans.
SECTION 5.2Negative Covenants. During the term of this Agreement, unless Funding and the Deal Agent shall otherwise consent in writing:
(a)No Sales, Liens, Etc. Except as otherwise provided herein, CAC will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien upon (or the filing of any financing statement) or with respect to (i) any of the Loans, the Related Security, Collections or other Conveyed Property, (ii) any goods (other than inventory), the sale of which may give rise to any Loan, Related Security or Collections or other Conveyed Property or (iii) any account to which any Collections of any Loan are sent, or, in each case, assign any right to receive income in respect thereof. CAC shall, and will cause each of its Subsidiaries to, specifically exclude from the property subject to any Lien granted on inventory any and all accounts receivable and chattel paper generated by sales of such inventory and the proceeds thereof and shall provide, upon Funding’s request, evidence satisfactory to Funding that any such Lien (and each related UCC financing statement or other related filing) expressly excludes any such accounts receivable and chattel paper. CAC will provide Funding and the Deal Agent with a copy of any inventory financing agreement at least three Business Days prior to the effectiveness thereof.
(b)No Extension or Amendment of Loans. CAC will not extend, amend or otherwise materially modify the terms of any Loan, Dealer Agreement, Purchase Agreement or Contract except as permitted by any other Transaction Document.
(c)Credit Guidelines and Collection Guidelines. CAC will not amend, modify, restate or replace, in whole or in part, the Credit Guidelines or Collection Guidelines, which change would materially impair the collectibility of any Loan or Contract or otherwise materially adversely affect the interests or the remedies of Funding under this Agreement or any other Transaction Document, unless (i) such change is permitted under the Loan and Security Agreement and CAC obtains the prior written consent of Funding or (ii) such change is required by Applicable Law.
(d)Change in Payment Instructions to Obligors. CAC will not make any change in its instructions to Obligors regarding payments to be made directly or indirectly, unless such change is permitted under the Loan and Security Agreement and Funding and CAC have each consented to such change and have received duly executed documentation related thereto or unless such change is required by Applicable Law.
(e)Change of Name, Etc. CAC will not change its name, identity, jurisdiction of organization or structure or the location of its chief executive office, unless at least ten (10) days prior to the effective date of any such change CAC delivers to Funding and the Deal Agent such documents, instruments or agreements, including, without limitation, appropriate financing statements under the UCC, executed by CAC, as are necessary to reflect such change and to continue the perfection of Funding’s and any assignee’s interest in the Loans.
(f)Separate Business. CAC will not: (i) fail to maintain separate books, financial statements, accounting records and other corporate documents from those of Funding; (ii) commingle any of its assets or the assets of any of its Affiliates with those of Funding (except to the extent that CAC acts as the Servicer of the Loans); (iii) pay from its own assets any obligation or indebtedness of any kind incurred by Funding; (iv) directly, or through any of its Affiliates, borrow funds or accept credit or guaranties from Funding.
SECTION 5.1Indemnities by CAC.
(a)Without limiting any other rights that any such Person may have hereunder or under Applicable Law, CAC hereby agrees to indemnify Funding, or its assignee, and each of their respective Affiliates and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party arising out of or as a result of this Agreement or in respect of any Loan or any Contract, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or (b) Indemnified Amounts that arise as a result of non-payment of Loans due to credit problems of Dealers or Obligors, including, without limitation, due to the insolvency, bankruptcy or lack of creditworthiness of any such Dealer or Obligor. If CAC has made any indemnity payment pursuant to this Section 5.3 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts, then the recipient shall repay to CAC an amount equal to the amount it has collected from others in respect of such Indemnified Amounts. Without limiting the foregoing, CAC shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:
(i)any Contract or Loan treated as or represented by CAC to be an Eligible Contract or Eligible Loan that is not at the applicable time an Eligible Contract or Eligible Loan;
(ii)reliance on any representation or warranty made or deemed made by CAC or any of its officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;
(iii)the failure by CAC to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law, with respect to any Loan, Dealer Agreement, Purchase Agreement, or Contract, or the nonconformity of any Loan, Dealer Agreement, Purchase Agreement or Contract with any such Applicable Law;
(iv)the failure to vest and maintain vested in Funding, or its assignees, an undivided ownership interest or a first priority perfected security interest in the Conveyed Property, free and clear of any Lien;

(v)the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to the Conveyed Property, whether on the Initial Funding Date or at any subsequent time;
(vi)any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Dealer or Obligor) of the relevant Dealer or Obligor to the payment of any Loan or Contract (including, without limitation, a defense based on such Loan or Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);
(vii)any failure of CAC to perform its duties or obligations in accordance with the provisions of this Agreement or any failure by CAC to perform its respective duties under the Loans;
(viii)the failure by CAC to pay when due any Taxes for which CAC is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Conveyed Property;
(ix)the commingling of Collections of the Loans and Contracts at any time with other funds (except to the extent that CAC acts as the Servicer of the Loans);
(x)any investigation, litigation or proceeding related to this Agreement or in respect of any Loan or Contract;
(xi)the failure of CAC, in its individual capacity, or any of its agents or representatives to remit to the Servicer, the Deal Agent, or the Collateral Agent Collections of the Loans and Contracts remitted to CAC, in its individual capacity, or any such agent or representative; and
(xii)the failure of a Contract File to contain the relevant original Contract or, in the case of any Contract constituting electronic chattel paper, the Authoritative Electronic Copy of the relevant Contract (in each case, for UCC purposes).
Notwithstanding the foregoing, CAC shall have no indemnification obligation hereunder with respect to any Loan or Contract in respect of which CAC shall have paid the Release Price under the Loan and Security Agreement after the date of such payment.
(b)Any amounts subject to the indemnification provisions of this Section 5.3 shall be paid by CAC to the Indemnified Party within five (5) Business Days following such Indemnified Party’s demand therefor.
(c)The obligations of CAC under this Section 5.3 shall survive the termination of this Agreement.
ARTICLE VI

REPURCHASE OBLIGATION
SECTION 6.1Mandatory Repurchase by CAC.
(a)If any Loan, which has been conveyed to Funding by CAC hereunder and which has been reported by CAC to be an Eligible Dealer Loan or Eligible Purchased Loan, shall fail to meet the conditions set forth in the definition of “Eligible Dealer Loan” or “Eligible Purchased Loan”, as applicable, on the date of such report or for which any representation or warranty made herein in respect of such Loan shall fail to be true on the date so made, CAC shall, by the last day of the first full Collection Period following the discovery or notice thereof, repurchase such Loan by paying to Funding an amount equal to the Release Price of such Loan. If on any day any Contract, which has been conveyed to Funding by CAC hereunder and which has been reported by CAC to be an Eligible Contract, shall fail to meet the conditions set forth in the definition of “Eligible Contract” on the date of such report or for which any representation or warranty made herein in respect of such Contract shall fail to be true on the date so made, CAC shall, by the last day of the first full Collection Period following the discovery or notice thereof, repurchase such Contract by paying to Funding an amount equal to the Release Price of such Contract. For purposes of this Section 6.1(a), Release Price shall be calculated as of the last day of the immediately preceding Collection Period.
(b)In the event of a breach of any representation or warranty by CAC set forth in Section 4.2 hereof, which breach could reasonably be expected to have a Material Adverse Effect, and as a result Funding is obligated to deposit the Retransfer Amount with respect to all of the Loans in the Collection Account on the relevant Release Date in accordance with Section 4.5(b) of the Loan and Security Agreement, CAC shall repurchase all of the Loans on such Release Date by paying to Funding an amount equal to such Retransfer Amount.
(c)Each Dealer Loan, Dealer Loan Contract, Purchased Loan or Purchased Loan Contract and the Related Security which is subject to a payment in accordance with Sections 6.1(a) or (b) above shall, upon payment in full of the related amounts required thereunder, be reconveyed to CAC and shall no longer constitute Conveyed Property. Upon such payment and the request of CAC, Funding shall execute and deliver to CAC any assignments, termination statements and any other releases and instruments as CAC may reasonably request in order to effect and evidence the release of Funding’s security interest in such Dealer Loan, Dealer Loan Contract, Purchased Loan or Purchased Loan Contract and the Related Security.
(d)The parties hereto agree that the sole remedy for the breaches referenced in Sections 6.1(a) or (b) above is to require CAC to repurchase the relevant Loans or Contracts as set forth in this Section 6.1.
(e)Notwithstanding anything herein to the contrary, the repurchase and the related payment set forth under Sections 6.1(a) or (b) above shall not be required if Funding is not required to make any corresponding repurchase under the Loan and Security Agreement.
SECTION 6.2No Recourse. Except as otherwise provided in this Article VI, the purchase and sale of the Loans under this Agreement shall be without recourse to CAC or the Servicer.

ARTICLE VII

CONDITIONS PRECEDENT
SECTION 7.1Conditions to Funding’s Obligations Regarding Loans. Consummation of the transactions contemplated hereby on the Closing Date, the Initial Funding Date and, where applicable, on each Addition Date, shall be subject to the satisfaction of the following conditions:
(a)All representations and warranties of CAC contained in this Agreement shall be true and correct in all material respects on the Closing Date, the Initial Funding Date and each Addition Date with the same effect as though such representations and warranties had been made on such date and each Addition Date;
(b)With respect to those Loans sold and/or contributed on the Initial Funding Date and each Addition Date, all information concerning such Loans provided to Funding shall be true and correct in all material respects as of the Initial Funding Date and each Addition Date;
(c)CAC shall have substantially performed all other obligations required to be performed by the provisions of this Agreement;
(d)CAC shall have filed or caused to be filed, or shall have delivered for filing, the financing statement(s) required to be filed pursuant to Section 2.1(e); and
(e)All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Funding, and Funding shall have received from CAC copies of all documents (including, without limitation, records of corporate proceedings) relevant to the transactions herein contemplated as Funding may reasonably have requested.
ARTICLE VIII

MISCELLANEOUS PROVISIONS
SECTION 8.1Amendment. This Agreement and the rights and obligations of the parties hereunder may not be changed orally, but only by an instrument in writing signed by Funding and CAC and consented to in writing by the Deal Agent.
SECTION 8.2Governing Law; Waiver of Jury Trial; Jurisdiction. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS
TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN

CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR ANY MATTER ARISING HEREUNDER OR THEREUNDER.
SECTION 8.3Notices. Except where telephonic instructions or notices are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be sent via express mail or nationally recognized overnight courier or by certified mail, first class postage, prepaid, and shall be deemed to be given for purposes of this Agreement upon receipt by the intended recipient. All notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto may also be sent electronically or by facsimile transmission with a confirmation of the receipt thereof and shall be deemed to be given for purposes of this Agreement on the day that the receipt of such electronic or facsimile transmission is confirmed by phone or electronic means. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section, notices, demands, instructions (including payment instructions) and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses indicated below, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party below:
(a)in the case of Funding:
Credit Acceptance Funding LLC 2021-1
Silver Triangle Building
25505 West Twelve Mile Road
Southfield, Michigan 480348339
Attention: Douglas W. Busk
Telephone: (248) 3532700 (ext. 4432)
Fax: (866) 743-2704
Email: dwb@creditacceptance.com
with a copy to:
Fifth Third Bank, National Association
38 Fountain Square Plaza
MD 109046
Cincinnati, Ohio 45263
Attention: Steven Maysonet and Joy Rutan
Office: 704.688.1121
Email: steven.maysonet@53.com and ABF.Reporting@53.com

(b)in the case of CAC and in the case of the Servicer (for so long as the Servicer is CAC):
Credit Acceptance Corporation
Silver Triangle Building
25505 West Twelve Mile Road

Southfield, Michigan 480348339
Attention: Douglas W. Busk
Telephone: (248) 3532700 (ext. 4432)
Telecopy (866) 743-2704
Email: dwb@creditacceptance.com
or, as to each party, at such other address as shall be designated by such party in a written notice to each other party.
SECTION 8.4Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.
SECTION 8.5Assignment. This Agreement may not be assigned by the parties hereto, except that Funding may assign its rights hereunder pursuant to the Loan and Security Agreement to the Collateral Agent, for the benefit of the Secured Parties. Funding hereby notifies CAC (and CAC hereby acknowledges) that Funding, pursuant to the Loan and Security Agreement, has assigned its rights hereunder to the Collateral Agent. All rights of Funding hereunder may be exercised by the Collateral Agent or its assignees, to the extent of their respective rights pursuant to such assignments.
SECTION 8.6Further Assurances. Funding, CAC and the Servicer agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other parties in order to more fully effect the purposes of this Agreement, including, without limitation, the execution of any financing statements or continuation statements or equivalent documents relating to the Loans for filing under the provisions of the UCC or other laws of any applicable jurisdiction.
SECTION 8.7No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Funding, CAC, the Deal Agent or the Collateral Agent, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.
SECTION 8.8Counterparts. This Agreement may be executed in two or more counterparts including telecopy transmission thereof (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument. Each party agrees that this Agreement and any other documents to be delivered in connection herewith may be electronically signed. Any electronic signatures appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

SECTION 8.9Binding Effect; Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. The Deal Agent and the Collateral Agent on behalf of the Secured Parties are intended by the parties hereto to be third-party beneficiaries of this Agreement.
SECTION 8.10Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived or supplemented except as provided herein.
SECTION 8.11Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.
SECTION 8.12Exhibits. The exhibits referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.
SECTION 8.13Covenant Not to File a Bankruptcy Petition. CAC agrees that until one year and one day after such time as the Loan and Security Agreement has been terminated and all outstanding Capital thereunder has been repaid in full, it shall not (i) institute (or join any other Person in instituting) the filing of a bankruptcy petition against Funding; (ii) file a petition or consent to a petition seeking relief on behalf of Funding under the Bankruptcy Code; or (iii) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or similar official) of Funding or any portion of the property of Funding. This Section 8.13 shall survive termination of this Agreement.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Funding and CAC each have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

FUNDING:    CREDIT ACCEPTANCE FUNDING LLC 2021-1

By:     /s/ Douglas W. Busk
Name:    Douglas W. Busk
Title:    Chief Treasury Officer

Credit Acceptance Funding LLC 2021-1
Silver Triangle Building
25505 West Twelve Mile Road
Southfield, Michigan 48034-8339
Attention: Douglas W. Busk
Facsimile No.: (866) 743-2704
Confirmation No.: (248) 353-2700 (ext. 4432)

CAC:    CREDIT ACCEPTANCE CORPORATION
By:     /s/ Douglas W. Busk
Name:    Douglas W. Busk
Title:    Chief Treasury Officer

Credit Acceptance Corporation
Silver Triangle Building
25505 West Twelve Mile Road
Southfield, Michigan 48034-8339
Attention: Douglas W. Busk
Facsimile No.: (866) 743-2704
Confirmation No.: (248) 353-2700 (ext. 4432)

Exhibit A

List of Conveyed Property

Exhibit A is the Excel file titled “Exhibit A – Conveyed Property” delivered by CAC to Funding.

Exhibit B

Form of Assignment

Reference is made to the Sale and Contribution Agreement, dated as of January 29, 2021, as amended from time to time (the “Agreement”), by and between Credit Acceptance Corporation, a Michigan corporation (“Credit Acceptance”), and Credit Acceptance Funding LLC 2021-1, a Delaware limited liability company (“Funding”). Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Agreement.
Exhibit A attached hereto (page captioned “2021-1”) contains a cumulative list of Dealer Loans, and Exhibit B attached hereto (page captioned “2021-1”) contains a cumulative list of Purchased Loans, in each case that remain transferred or will be transferred pursuant to the Agreement as of [_____], 20[__]. The Dealer Loans listed on Exhibit A (page captioned “2021-1”) and the Purchased Loans listed on Exhibit B (page captioned “2021-1”) are collectively referred to herein as the “Conveyed Loans.”
Pursuant to the Agreement, for good and valuable consideration paid by Funding, the receipt and sufficiency of which are hereby acknowledged, Credit Acceptance does hereby (i) contribute, convey, assign, sell and transfer, to the extent not previously contributed, conveyed, assigned, sold or transferred, and (ii) confirm each prior contribution, conveyance, assignment, sale or transfer, in each case without recourse, except as set forth in the Agreement, to Funding all of its right, title and interest in and to: (A) the Conveyed Loans; (B) all Related Security; (C) all of Credit Acceptance’s right, title and interest in and to the Transaction Documents and the assignment to the Collateral Agent of all UCC financing statements filed against Credit Acceptance under or in connection with the Agreement and the other Transaction Documents; and (D) all income, Collections (other than Dealer Collections) and Proceeds of the foregoing, and Funding hereby accepts as a sale and/or contribution, and hereby purchases, pursuant to the terms of the Agreement and this Assignment, all such Conveyed Loans, Related Security and such other property listed herein.
The list of Conveyed Loans attached hereto shall be deemed to update (i) the current Exhibit A to the Agreement [delivered to Funding as of [____], 20[__]] [and (ii) the current Schedule V to the Loan and Security Agreement delivered to the Servicer and the Collateral Agent as of [_____], 20[__]]. For the avoidance of doubt, any deletions or omissions from Exhibit A to the Agreement or Schedule V to the Loan and Security Agreement shall not be effective except upon the satisfaction of the conditions precedent in Section 3.2 of the Loan and Security Agreement and/or upon compliance with the procedures and requirements of Section 4.5 or Section 9.2 of the Loan and Security Agreement or Section 6.1 of the Agreement.
It is the express intent of Credit Acceptance and Funding that the conveyance of the Conveyed Property (as defined in the Agreement) by Credit Acceptance to Funding pursuant to this Assignment be construed as an absolute sale and contribution of such Conveyed Property by Credit Acceptance to Funding and that Credit Acceptance relinquishes all title and control over such Conveyed Property upon the transfer of each such Conveyed Property under this
Exhibit B-1

Assignment. Further, it is not the intention of Credit Acceptance and Funding that such conveyance be deemed a grant of a security interest in such Conveyed Property by Credit Acceptance to Funding in the nature of a consensual lien securing an obligation. However, in the event that, notwithstanding the express intent of the parties, the Conveyed Property is construed to constitute property of Credit Acceptance, then the conveyance by Credit Acceptance provided for in this Assignment shall be deemed to be, and Credit Acceptance hereby grants to Funding, a security interest in, to and under all of Credit Acceptance’s right, title and interest in, to and under the Conveyed Property, including, in any event the Conveyed Loans described on Exhibit A and B hereto, to secure the obligations of Credit Acceptance set forth in the Agreement.

This Assignment and the covenants and agreements contained herein shall be binding upon Credit Acceptance, its successors and assigns, and shall inure to the benefit of Funding, its successors and assigns.

This Assignment is expressly subject to the terms, conditions, covenants, agreements, representations and warranties set forth in the Agreement.

[signature page follows]

Exhibit B-2

IN WITNESS WHEREOF, each of Credit Acceptance and Funding has caused this Assignment to be executed in its name by a duly authorized representative as of [_____________], 20[__].

CREDIT ACCEPTANCE
CORPORATION

Name:
Title:

CREDIT ACCEPTANCE FUNDING LLC 2021-1

Name:
Title: